Exhibit 99.1 NEWS RELEASE

Contacts:	William A. Owen	Angie Yang/Evan Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	951.699.6991	310.279.5980
	wowen@outdoorchannel.com	ayang@pondel.com / epondel@pondel.com

OUTDOOR CHANNEL HOLDINGS ADDS THREE CABLE INDUSTRY PIONEERS TO BOARD

Temecula, California – June 1, 2007 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced the appointment of three cable industry veterans, Ajit M.Dalvi, David D. Kinley, and Michael L. Pandzik, to its board of directors effective immediately.  With the concurrent departure of Elizabeth J. Sanderson and Jerry R. Berglund as directors, Outdoor Channel Holdings’ board is now composed of eight members, five of whom are independent.

Dalvi, 65, is a former senior media executive and a recognized cable industry expert.  He began his professional career at Coca-Cola USA in 1971 and was brand director for the company’s flagship brand when he joined the cable TV industry.  Dalvi joined Cox Communications Inc. in 1982 and served for 17 years in various senior management positions involving oversight of marketing, programming, ad sales, research and programming investments.   He retired from Cox as senior vice president in June 1999 but continued to be a senior advisor to the company until June 2006.  During his tenure at Cox, Dalvi was involved in a number of start-up programming ventures including E! Entertainment Television, Outdoor Life Network (now Versus) and SpeedVision (now SPEED).  He was also a founding director of The Discovery Channel and served on the board for 13 years.  Acknowledging Dalvi’s pioneering contributions to the growth and development of the cable television industry, the National Cable Television Association honored Dalvi with the Vanguard Award.  He currently serves on the board and the audit committee of Scientific Learning Corporation.  Previously, he served as a director of iVillage until the company was sold to NBC Universal, as well as on the boards of cable industry trade organizations Cable Television Marketing Association (CTAM), Cable Advertising Bureau (CAB) and CTAM Educational Foundation.  Dalvi earned his B.A. from the University of Mumbai (formerly the University of Bombay) and his M.B.A. from the Indian Institute of Management, Ahemedabad.

Kinley, 65, brings to the board of Outdoor Channel Holdings broad expertise in the fields of cable television and related telecommunications and regulatory issues.  Since 1986, he has been president of Kinley & Associates, a specialized cable television industry consulting firm.  From 1986 to 2000, Kinley founded and served as the chief executive and chief financial officer of Sun Country Cable.   In 1998, he was elected to the board of directors of the National Cable Television Cooperative (NCTC), the nation’s largest cable programming purchasing organization, and served two terms as chairman from 1998 to 2004.  In 1993, Kinley established the Small Cable Business Association (now known as the American Cable Association), a grass-roots lobbying group of small cable television companies nationwide, and served as its chairman until 1997, as well as on the executive committee until 2003.  During this time, he testified before Congress and the Federal Communications Commission (FCC) and played an integral role in the enactment of the Small Cable sections of the

(more)

Telecommunications Act of 1996, exempting more than 1,000 small companies from regulation of subscriber rates.  Previously, Kinley served in senior management positions at various cable television companies including: executive vice president, chief operating officer and director of Northland Cable Television from 1983 to 1985; senior vice president for Viacom Cable from 1980 to 1983; and senior vice president and vice president at American Television & Communications (now Time Warner Cable) from 1976 to 1980.  Prior to working directly at cable companies, Kinley was the FCC’s primary regulator of the cable television industry serving as chief of the cable television bureau from 1973 to 1976.  He previously served in various administrative roles at government agencies, including the Federal Bureau of Investigation, the U.S. Department of Justice and the U.S. Department of Health and Human Services.  Kinley earned his B.A., graduating summa cum laude, from Principia College and received his J.D. from Harvard Law School.

Pandzik, 61, is widely recognized as the founding president of the National Cable Television Cooperative (NCTC), having served in this role from inception in late 1984 until 2005.  Starting with just ten Midwestern cable operators and 110,000 subscribers, Pandzik began purchasing cable programming networks, equipment and services in large master contracts on behalf of the membership.  Over a 21-year tenure as the NCTC’s leadership, he guided the co-op to become a cable powerhouse with the addition of 1,700 member companies and 8,000 franchised cable systems, embodying 10 million subscribers across the U.S. – a subscriber base that today surpasses every multiple service operator but one.  During this time, Pandzik also served on the board of C-SPAN for nearly 10 years, was inducted into the Cable Television Pioneers in 1992 and was listed as one of the “Top-100” most influential personalities in the cable industry by CableFAX.  Previously, Pandzik served HBO as director of new business development in the network’s New York City office from 1982 to 1984 and as regional director in the Kansas City sales and marketing office from 1978 to 1982.  Prior to that, he was with Hallmark Cards as a TV director for the company’s Crown Center project in Kansas City.  Pandzik holds a B.S. from the University of Nebraska and a M.S. from Kansas University.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV.  The national network offers programming that captures the excitement of hunting, fishing, Western lifestyle, off-road motorsports, adventure and other outdoor lifestyles.  Outdoor Channel can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new broadband web site (www.outdoorchannel.tv).  For more information about the company or Outdoor Channel, please visit www.outdoorchannelholdings.com or www.outdoorchannel.com.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide.  Nielsen estimated that Outdoor Channel had approximately 30 million cable and satellite subscribers as of June 2007.  Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

#   #   #